Exhibit 8.1

[Hunton & Williams LLP Letterhead]

February 16, 2005

Innkeepers USA Trust

306 Royal Poinciana Way

Palm Beach, Florida 33480

Innkeepers USA Trust

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Innkeepers USA Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission (“SEC”) on December 5, 2003 (File No. 333-110982), as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale of up to $250,000,000 of the common shares of beneficial interest, preferred shares of beneficial interest, and depositary shares of beneficial interest of the Company, and the offer and sale pursuant to a prospectus supplement, dated February 15, 2005 (the “Prospectus Supplement”), filed as part of the Registration Statement, of up to 5,060,000 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”). You have requested our opinion regarding certain U.S. federal income tax matters.

The Company, through Innkeepers USA Limited Partnership, a Virginia limited partnership (the “Operating Partnership”), and its subsidiary partnerships (the “Subsidiary Partnerships”), currently owns 69 hotels and associated personal property (the “Hotels”). The Company, or a wholly owned subsidiary of the Company, owns a 1% general partnership interest, and the Operating Partnership owns a 99% limited partnership interest, in each Subsidiary Partnership. The Operating Partnership and Subsidiary Partnerships lease the Hotels to five “taxable REIT subsidiaries” of the Company (collectively, the “TRS Lessees”) pursuant to substantially similar operating leases (the “Leases”). Innkeepers Hospitality Management, Inc., a Florida corporation (“IHM”), operates and manages 67 of the Hotels

Innkeepers USA Trust

February 16, 2005

pursuant to substantially similar management agreement (the “IHM Management Agreements”) with the TRS Lessees. IHM also operates and manages five hotels directly and four hotels (collectively, the “Unrelated Hotels”) through a joint venture, IHM-Summit, LLC, a Virginia limited liability company (“IHM-Summit”), for parties that are unrelated to the Company and the TRS Lessees. Dimension Development Company, Inc. operates and manages the one Hotel pursuant to a management agreement with a TRS Lessee (together with the IHM Management Agreements, the “Management Agreements”), and the remaining Hotel is currently closed for renovations.

In giving the opinions set forth herein, we have examined the following:

1. the Company’s Amended and Restated Declaration of Trust, as filed with the Department of Assessments and Taxation of the State of Maryland on September 21, 1994, as amended on October 4, 1995 and September 18, 1996, and the Articles Supplementary to the Amended and Restated Declaration of Trust, as filed with the Department of Assessments and Taxation of the State of Maryland on May 15, 1998 and January 15, 2004;

2. the Company’s Amended and Restated By-Laws;

3. the Registration Statement, the prospectus (the “Prospectus”) filed as a part of the Registration Statement, and the Prospectus Supplement;

4. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of November 1, 1996 (the “Operating Partnership Agreement”), among the Company, Innkeepers Financial Corporation, as general partner (“IFC”), and several limited partners, as amended;

5. the partnership agreements of the Subsidiary Partnerships;

6. the Leases;

7. the Management Agreements;

8. the Pooling and Cumulation Agreement, dated as of December 1, 2003, among the TRS Lessees and IHM;

9. the Master Lease Assignment Agreement, dated as of August 8, 2003, among the Company, the Operating Partnership, certain Subsidiary Partnerships, the TRS Lessees, Innkeepers Hospitality, Inc., a Virginia corporation (“IH”), certain affiliates of IH, and IHM, as amended by a Letter Agreement, dated as of December 31, 2003;

Innkeepers USA Trust

February 16, 2005

10. four spreadsheets showing, for certain periods between July 2003 and the end of 2006, projections as of December 1, 2003, December 31, 2003, February 1, 2004, and March 1, 2004, of the (i) gross revenues and net income from the Hotels managed by IHM at such time, assuming those Hotels are leased to the TRS Lessees and managed by IHM; (ii) gross revenues and net income from the Unrelated Hotels managed by IHM or IHM-Summit at such time; and (iii) gross revenues and net income from the Unrelated Hotels as a percentage of the aggregate gross revenues and net income, respectively, from the Hotels managed by IHM at such time, assuming those Hotels are leased to the TRS Lessees and managed by IHM, prepared by IHM and attached to the IHM Officer’s Certificate (as defined below);

11. P.L.R. No. 163834-03 (Jan. 12, 2004) (the “PLR”), issued to the Company and the TRS Lessees by the Internal Revenue Service (the “Service”);

12. the taxable REIT subsidiary elections for Innkeepers Residence Tysons, Inc., KPA Leaseco Holding, Inc., and the TRS Lessees (collectively, the “TRSs”); and

13. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2005 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3. IHM has operated and currently is operating in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of IHM (the “IHM Officer’s Certificate,” and together with the Company Officer’s Certificates, the “Officer’s Certificates”), true for the years addressed by such certificate;

4. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the partnership agreement of any Subsidiary Partnership after the date of this opinion that would affect its qualification as a REIT for any taxable year;

Innkeepers USA Trust

February 16, 2005

5. each partner (each, a “Partner”) of the Operating Partnership, other than IFC, that is a corporation or other entity has a valid legal existence;

6. each Partner, other than IFC, has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby;

7. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, IHM, the TRSs, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based; and

8. the Service has not and will not revoke the PLR.

In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer’s Certificates. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificates. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Service, or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussions in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” and in the Prospectus Supplement under the caption “Additional Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a real estate investment trust (“REIT”) pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2002 through December 31, 2004, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2005, and in the future; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” and in the Prospectus Supplement under the caption “Additional Federal Income Tax Considerations” are correct in all material respects and the discussions

Innkeepers USA Trust

February 16, 2005

thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Shares.

We will not review on a continuing basis the Company’s and IHM’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for its 2005 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of Our Status as a REIT” in the Prospectus and “Additional Federal Income Tax Consequences” and “Other Matters–Legal” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP